PRIVATE OFFERING NOTICE

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                           Merrill Lynch & Co., Inc.
                         Global Currency Basket Notes
                                 due July 2004
                      US$10 principal amount per security

                            Private Offering Notice

                                 Summary Terms

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The securities:                                                    Payment at maturity:
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o No payments prior to maturity.                                   o The amount investors receive at maturity will be based upon
o The securities may not be redeemed prior to maturity.              the change in value of the Global Currency Basket over the
o The securities are denominated and payable in U.S. dollars.        term of the securities multiplied by a participation rate
o The minimum initial investment is US$50,000.                       expected to be between 270% and 300%.  If the value of the
o Senior unsecured debt securities of Merrill Lynch & Co., Inc.      Global Currency Basket decreases or does not increase
o Linked to the Global Currency Basket, a portfolio of               sufficiently, at maturity investors will receive less than
  currency positions valued relative to the U.S. dollar.             the $10 principal amount per security, which would result in
o Expected settlement date: July   , 2003.                           a loss. In no event, however, will investors receive less
o Minimum repayment will not be less than 97% of the                 than 97% of the principal amount per security. The value of
  principal amount per security.                                     the Global Currency Basket must increase by a percentage
                                                                     expected to be between 1.00% and 1.11%, depending upon
                                                                     the actual participation rate, in order for investors to
                                                                     receive at least the principal amount of $10 per
                                                                     security.


The securities (the "Securities"), the subject of the attached offering document (the "Offering Document"), have not been approved for public sale in any jurisdiction outside of the United States. As such, the Securities are made available to investors outside of the United States only in accordance with applicable private offering rules. The Offering Document may not be copied or otherwise made available to any other person by any recipient without the express written consent of Merrill
Lynch & Co., Inc. (the "Company").

The discussion contained in the Offering Document relating to the tax implications of investing in the Securities is not based upon, and does not reflect, the tax laws of any jurisdiction outside of the U.S. Accordingly, investors should consult their local tax advisor before making an investment in the Securities.

This Notice and the Offering Document have been issued by the Company for information only. Prospective investors should not treat the contents of this Notice as advice relating to legal, taxation or investment matters and are advised to consult their own professional advisors concerning the purchase, holding or disposal of the Securities. Attention is drawn in particular to risk factors on pages S-6 to S-9 of the Offering Document. Subject to this Notice, the Offering Document has been approved for issue in the United Kingdom by Merrill Lynch International Bank Limited ("MLIB"), which is regulated by the Financial Services
Authority, with registered office at Merrill Lynch Financial Center, 2 King Edward Street, London EC1A 1HQ, United Kingdom.
This Notice is issued in Hong Kong by Merrill Lynch (Asia Pacific) Limited.



                                                    PRIVATE OFFERING NOTICE



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Investors in the United Kingdom should be aware that Merrill Lynch, Pierce, Fenner & Smith Incorporated ("MLPF&S"), which is handling the sale of the Securities, has no place of business in the UK and is not regulated by the Financial Services
Authority. Therefore, with respect to anything done by MLPF&S, the regulatory regime governing an investor's rights will be different than that of investors' rights in the UK, and the UK rules for the protection of private investors and the UK
Financial Compensation Scheme will not apply to any business MLPF&S conducts with or for UK investors.

Investors should also note the following:

         (a)     The Securities are denominated in United States dollars.  Investors that purchase securities with a currency other than U.S. dollars should note that changes in rates of exchange may have an adverse effect on the value, price or income of their investment.

         (b)     The price and value of the Securities and the income from them can fluctuate and may fall against the investor's interest and an investor may get back less than he invested.

         (c)     Investment in the Securities may not be suitable for all investors. Investors should seek advice from their investment adviser for information concerning the Company, the Securities and the suitability of purchasing the Securities in the context of their individual circumstances. Past performance is not necessarily a guide to future performance, and no projection, representation or warranty is made regarding future performance.

         (d)     Save as disclosed herein and in the Offering Document, no commissions, discounts, brokerages or other special terms have been granted or are payable by the Company in connection with the issue or sale of any Securities.

         (e)     MLPF&S or one of its affiliates may be the only market maker, if any, in the Securities.

         (f)     Information relating to taxation is based on information currently available. The levels and bases of, and reliefs from, taxation in relevant jurisdictions can change. The value of any reliefs depends upon the circumstances of the investor. See additional comments about taxation above.


                                            The date of this Notice is July 10, 2003

                      This Notice supplements the Preliminary Prospectus Supplement, dated July 10, 2003, and the Prospectus, dated June 3, 2003.

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